Contract Schedule Athene Annuity and Life Company ICC24 CS (02/25) Page 1 ICC24 CS (02/25) Contract Schedule - General Contract Number: [Specimen] Misstatement Interest Rate: [0%] Annuitant: [John Doe] Age: [35] [Joint Annuitant: [Jane Doe] Age: [35]] Owner: [John Smith] Age: [75] [Joint Owner: [Jane Smith] Age: [75]] Qualified Person: [Accredited Investor] [Accredited Investor and Qualified Purchaser] Contract Date: [01/10/2022] Maximum Issue Age: [85] Annuity Date: [01/10/2082] Initial Premium $[200,000.00] Minimum Initial Premium $[10,000.00] Minimum First Year Premium $[100,000.00] Minimum Additional Premium $[100,000.00] Minimum Transfer Amount $[100,000.00] Maximum Allowed Number of Transfers [4] per Contract Year [subject to the requirements of a Specialty Division] Minimum Withdrawal Amount $[100,000.00] Maximum Allowed Number of Partial Withdrawals [4] per Contract Year [subject to the requirements of a Specialty Division] Minimum Remaining Contract Value After Withdrawal $[100,000.00]

Contract Schedule Athene Annuity and Life Company

Annuity Tables

The guaranteed monthly income rates for the Annuity Benefit Options are set forth in the tables below and are based on an interest rate of [0]% and where lifespan affects the payout, the [2012 ANB IAM Period Table developed by the Society of Actuaries, with gender-specific rates, projected for 13 years using Projection Scale G2 for the first year of annuity benefits and one additional year of projection for each subsequent year.] If we are required to use the same income rates for males and females, the guaranteed monthly income rates for the Settlement Options where lifespan affects the payout assume that Annuitants are 60% female and 40% male. We may offer guaranteed monthly income rates that are more favorable than those contained in your Contract. Annuity benefits at the time of commencement will not be less than those that would be provided by the application of the Cash Surrender Value to purchase a single premium immediate annuity contract at purchase rates offered by the Company at the time to the same class of annuitants.

Males - Option One, Two and Three
Monthly Income Rates per $1,000

	Period Certain & Life					
Age	**Life**	**5 Years**	**10 Years**	**15 Years**	**20 Years**	**Installment Refund**
60	[2.83	2.83	2.81	2.77	2.71	1.51
65	3.38	3.36	3.33	3.25	3.12	1.66
70	4.14	4.11	4.02	3.84	3.56	1.85
75	5.27	5.20	4.96	4.52	3.92	2.07
80	7.02	6.80	6.12	5.11	4.10	2.37
85+	9.82	9.08	7.25	5.43	4.16	2.76]

Females - Option One, Two and Three
Monthly Income Rates per $1,000

	Period Certain & Life					
Age	**Life**	**5 Years**	**10 Years**	**15 Years**	**20 Years**	**Installment Refund**
60	[2.69	2.68	2.67	2.64	2.60	1.51
65	3.18	3.17	3.14	3.09	2.99	1.66
70	3.86	3.84	3.77	3.65	3.43	1.85
75	4.84	4.79	4.63	4.30	3.82	2.07
80	6.36	6.22	5.73	4.93	4.06	2.37
85+	8.75	8.24	6.88	5.35	4.15	2.76]

ICC24 CS (02/25) Page 2 ICC24 CS (02/25)

Contract Schedule Athene Annuity and Life Company

Non gender-specific - Option One, Two and Three Monthly Income Rates per $1,000						
Period Certain & Life						
Age	**Life**	**5 Years**	**10 Years**	**15 Years**	**20 Years**	**Installment Refund**
60	[2.75	2.74	2.73	2.70	2.65	1.51
65	3.26	3.25	3.22	3.15	3.05	1.66
70	3.97	3.95	3.88	3.73	3.48	1.85
75	5.01	4.96	4.77	4.39	3.86	2.07
80	6.62	6.46	5.89	5.01	4.08	2.37
85+	9.18	8.58	7.04	5.39	4.15	2.76]

Option Five Monthly Income Rates per $1,000 of Proceeds	
Number of Years	**Monthly Payment**
5	[16.67
10	8.33
15	5.56
20	4.17
25	3.33
30	2.78]

ICC24 CS (02/25) Page 3 ICC24 CS (02/25)

Contract Schedule Athene Annuity and Life Company ICC24 CS (02/25) Page 4 ICC24 CS (02/25) Contract Schedule - Charges Current Guaranteed Maximum Sales Load: [1.00%] [5.00%] Contract Charges Administrative Charge: [$25.00 per Year] [$50.00 per Year] Additional Contract Report Charge: [$25.00 per Report] [$100.00 per Report] [[Supplemental Benefit and Rider Charges:] [See Endorsement / Rider] [See Endorsement /Rider]] Separate Account Charges Mortality and Expense Charge: [0.30%] [1.50%] Distribution Charge: [0.25%] [1.00%] Managed Account Division Charges [[XYZ Managed Account Division] [1.00%] [3.00%] [123 Managed Account Division] [1.00%] [3.00%]] Processing Period: [The first Processing Period begins on the Contract Date or the first calendar day of the month, as may apply, to the end of the last calendar day of the month.] The current charges shown above are not guaranteed and may be changed at our sole discretion, so long as they do not exceed the guaranteed maximum charges shown above.

Contract Schedule Athene Annuity and Life Company ICC24 CS (02/25) Page [5a] ICC24 CS (02/25) Contract Schedule – Available Separate Accounts and Divisions SEPARATE ACCOUNTS Registered with the Securities and Exchange Commission [Yes] Separate Accounts [Separate Account 1] [Separate Account 2] [No] DIVISIONS Division Name Type Separate Account Valuation Date Money Market Division Non-Specialty [Separate Account 1] [Each Business Day] [XYZ Fund Division] [Non-Specialty] [Separate Account 1] [Each Business Day] [XYZ Specialty Fund Division] [Specialty] [Separate Account 2] [Last Day of the Calendar Month] Managed Account Divisions: [XYZ Managed Account Division] [Non-Specialty] [Separate Account 1] [Each Business Day] [ABC Managed Account Division] [Specialty] [ Separate Account 2] [Last Day of the Calendar Month] If we make any additional Divisions available, we will notify you in writing and you may allocate your Contract Value to those Divisions by completing a transfer request and submitting it to us.

Contract Schedule Athene Annuity and Life Company ICC24 CS (02/25) Page [6a] ICC24 CS (02/25) [Specialty Division Schedule] [Each Specialty Division will have its own Schedule, setting out the details that pertain to the Specialty Division and any Investment Liquidity Requirements] Division Name: [XYZ Specialty Fund Division] Charge Deduct Division: [No] Minimum Balance: $[100,000.00] Purchase Notice Date: [60 days prior to the Purchase Date] Purchase Date: [First Business Day of the month] Purchase Funding Date: [10 Business Days prior to the Purchase Date] Partial Redemption Notice Date: [60 days prior to the Partial Redemption Date] Partial Redemption Date: [Last day of the Calendar Quarter] Partial Redemption Payment Date: [60 days after the Partial Redemption Date] Full Redemption Notice Date: [60 days prior to the Full Redemption Date] Full Redemption Date: [Last day of the Calendar Quarter] Full Redemption Initial Payment Date: [60 days after the Full Redemption Date] Full Redemption Initial Payment Amount: [90% of the Division Account Value] Full Redemption Final Payment Date: [180 days after the Full Redemption Date] Full Redemption Final Payment Amount: [Final redemption payment based upon liquidation cash proceeds for the applicable redemption] Death Benefit Redemption Notice Date: [30 days prior to the Death Benefit Redemption Date] Death Benefit Redemption Date: [Last day of the Calendar Quarter] Death Benefit Redemption Final Payment Date: [90 days after the Death Benefit Redemption Date] Death Benefit Redemption Final Payment Amount: [Final redemption payment based upon the liquidation cash proceeds for the applicable redemption]

Contract Schedule Athene Annuity and Life Company ICC24 CS (02/25) Page [7a] ICC24 CS (02/25) Non-Specialty Division Schedule Each Non-Specialty Division will have its own Schedule, setting out the details that pertain to the Specialty Division and any Investment Liquidity Requirements Division Name: [XYZ Fund Division] Charge Deduct Division: [Yes] Minimum Balance: $[50,000.00] Purchase Notice Date: [Each Business Day] Purchase Date: [Each Business Day] Redemption Notice Date: [Each Business Day] Blaine T. Doerrfeld Secretary